Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Micromet, Inc. for the registration of Common Stock, Preferred Stock, Debt Securities, Warrants and Units and to the incorporation by reference therein of our report dated March 13, 2008, with respect to the consolidated financial statements of Micromet, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AG WPG

Ernst & Young AG WPG
Munich, Germany
June 19, 2009